Exhibit 99.1

OptimumBank Holdings, Inc. Financial Performance for the Third Quarter of 2026

Fort Lauderdale, FL, November 12, 2026 — OptimumBank Holdings, Inc. (NYSE American: OPHC) (the “Company”) is a financial holding company and owns 100% of OptimumBank (the “Bank”), a Florida-chartered commercial bank, OptimumHUD Loans, LLC (d/b/a OptimumFunding, LLC), a wholly owned non-bank Bridge and HUD-lender and OptimumFinance, LLC, a non-bank, wholly owned financing subsidiary.

The Company is pleased to announce net income of $7.2 million, or $0.30 per basic and diluted share, for the third quarter of 2026. As a result of the Company’s April 29, 2026 exchange of all outstanding preferred stock for common stock, the Company had no preferred stock outstanding during the third quarter of 2026. Accordingly, basic and diluted earnings per share were the same for the quarter. Because diluted earnings per share for prior periods reflected the potential common shares underlying the Company’s then-outstanding preferred stock, management believes comparison of the current quarter’s $0.30 basic and diluted earnings per share to diluted earnings per share in prior periods provides a more meaningful view of per-share earnings performance across periods.

Net income for the third quarter of 2026 increased to $7.2 million from $6.7 million in the second quarter of 2026 and $4.3 million in the third quarter of 2025. Diluted earnings per share increased to $0.30 from $0.28 in the second quarter of 2026 and $0.18 in the third quarter of 2025, representing increases of approximately 7% and 67%, respectively.

For the nine months ended September 30, 2026, net income was $18.5 million, or $1.05 per basic share and $0.78 per diluted share, compared to net income of $11.8 million, or $1.00 per basic share and $0.50 per diluted share, for the nine months ended September 30, 2025. The $6.7 million increase in net income for the nine months ended September 30, 2026, compared to the same period in 2025, was primarily driven by a $14.0 million increase in net interest income and a $2.1 million increase in noninterest income, partially offset by a $7.0 million increase in noninterest expense and the corresponding increase in income tax expense.

The Company will host a webcast call to discuss the results of the third quarter of 2026 on November 13, 2026, at 10:00am ET. Those interested in viewing the Company’s presentation are encouraged to register for the live Webcast, at the following link: https://events.q4inc.com/attendee/603182555/guest. Company management will also be available to respond to questions at the conclusion of the presentation.

The Company continued with strong growth throughout the third quarter of 2026. The gross loan portfolio increased by $150.2 million, or 12.3%, from June 30, 2026 to $1.37 billion at September 30, 2026. Total deposits increased by $128.8 million from June 30, 2026, totaling $1.34 billion at September 30, 2026, or 10.6% from the prior quarter. This also represents growth of $383.3 million in total deposits since September 30, 2025, or an increase of 40.0%.

Highlights for the Third Quarter of 2026

●	Net income of $7.2 million, or $0.30 per basic share, and $0.30 per diluted share (“diluted EPS”) for the quarter-ended September 30, 2026.

●	Return on Average Assets (“ROAA”) was 1.95% for the third quarter of 2026, compared to 2.04% in the second quarter of 2026 (both annualized).

●	Return on Average Equity (“ROAE”) was 19.99% for the third quarter of 2026, compared to 20.34% in the second quarter of 2026 (both annualized).

●	The Company’s efficiency ratio was 45.86% for the third quarter of 2026, compared to 48.78% in the second quarter of 2026.

●	Net interest margin was 4.63%, reflecting a six basis point increase from 4.57% in the second quarter of 2026.

●	Total assets grew by $175.2 million to $1.58 billion from June 30, 2026.

●	Total deposits increased by $128.8 million to $1.34 billion from June 30, 2026. Noninterest bearing demand deposits increased by $62.3 million or 19.5% to $381.7 million from June 30, 2026.

●	Gross loans increased by $150.2 million during the quarter to $1.37 billion, compared to $1.22 billion at June 30, 2026.

●	Total stockholders’ equity increased by $15.0 million to $149.4 million as of September 30, 2026, up from $134.4 million as of June 30, 2026, reflecting continued earnings retention and equity raised through the Company’s at-the-market (“ATM”) program and other private placements.

During the third quarter, the Company continued to execute on its strategic growth initiatives while strengthening its capital position to support future growth. The Company completed a $35.0 million subordinated debt offering during the quarter, followed by a $31.0 million capital contribution to the Bank. The additional capital provides the Bank with increased capacity to support continued balance sheet growth while maintaining strong regulatory capital levels. The Company also continued to expand its lending platform, with growth across all loan portfolio segments, while OptimumFinance, LLC continued to grow its loan portfolio. At the same time, the Company experienced increased visibility within the investment community, accompanied by significantly greater trading activity and liquidity in the Company’s common stock.

“In my first full quarter as Chief Executive Officer, I am very pleased with both our results and the continued progress we are seeing across the Company,” said Chairman of the Board and Chief Executive Officer Moishe Gubin. “We generated record quarterly earnings, continued to produce strong loan and deposit growth, expanded our net interest margin, maintained strong credit quality, and strengthened our capital position. At the same time, we have identified additional opportunities to improve operating efficiency and limit expenses, the benefits of which we expect to begin seeing over the next several quarters. We believe we can realize these efficiencies while continuing to execute across the rest of the business and maintaining the growth momentum we have established. I feel very good about where OptimumBank stands today and the opportunities ahead of us as we continue to build long-term value for our shareholders.”

Net interest income for the quarter-ended September 30, 2026, increased to $16.8 million, up by $2.1 million from the second quarter of 2026 and $5.7 million from the third quarter of 2025, supported by higher yields on loans and securities. The cost of interest-bearing liabilities was 3.49%, up one basis point from 3.48% in the third quarter of 2025, while interest-earning asset yields rose 47 basis points to 6.93%. As a result, the Company’s net interest margin rose 26 basis points from the third quarter of 2025 to 4.63% for the quarter-ended September 30, 2026, a reflection of disciplined loan and deposit pricing strategy, prudent liquidity management, and balance sheet optimization amid a dynamic rate environment.

Noninterest income for the quarter-ended September 30, 2026, increased by $0.4 million from the prior quarter to $2.8 million, primarily driven by an increase in loan fees and an increase in fees related to banking services, partially offset by a decline in the gains on the sale of government guaranteed SBA loans. Noninterest expenses increased to $9.0 million, or $0.6 million from the second quarter, primarily relating to increases in employee compensation expenses, data processing costs, and regulatory assessment expense. The Company’s efficiency ratio (non-GAAP measure) was 45.86% for the third quarter of 2026, consistent with prudent cost management amid balance sheet expansion and associated revenue expansion.

Credit loss expense for the quarter-ended September 30, 2026 was $1.1 million, primarily due to the growth in the loan portfolio. Gross charge-offs remained modest at $40,000 while recoveries totaled $29,000, resulting in net charge-offs of only $11,000 during the third quarter of 2026. The allowance for credit losses stood at $12.1 million as of September 30, 2026, or 0.89% of total loans.

Loan portfolio growth remained strong in the third quarter of 2026 with growth across all loan segments. Gross loans increased by $150.2 million from the prior quarter. Commercial real estate continued to expand, growing by $91.4 million and residential real estate increased $28.8 million in the third quarter. Additionally, there were increases in land and construction of $11.5 million, commercial of $7.8 million, consumer of $6.5 million and in the multifamily portfolio segment of $4.3 million.

The continued growth experienced in the loan portfolio is due to the implementation of our relationship-based banking model and the success of our lenders in competing for new business, as well as the continued expansion of OptimumFinance, LLC during the third quarter of 2026. OptimumFinance, LLC grew its loan portfolio in the third quarter of 2026 to $26.7 million from $14.2 million in the second quarter. During the quarter, OptimumFinance, LLC issued additional notes payable to fund the corresponding asset growth.

On the funding side, total deposits increased by $128.8 million to $1.34 billion from the second quarter of 2026, with strong sequential growth across all deposit categories. The Company had $10.0 million in Federal Home Loan Bank (“FHLB”) advances outstanding at September 30, 2026, a decrease of $15.0 million from June 30, 2026.

On August 19, 2026, the Company issued $35.0 million in aggregate principal amount of 7.50% Fixed-to-Floating Rate Subordinated Notes due 2036 at 100% of their face amount. The subordinated notes bear interest at a fixed rate of 7.50% through September 1, 2031, after which the interest rate will reset quarterly to the then-current three-month term secured overnight financing rate (SOFR) plus 340 basis points. The notes mature on September 1, 2036, and, subject to certain conditions, may be redeemed by the Company beginning September 1, 2031.

The Bank’s capital levels remain strong, with a Tier 1 Leverage Ratio of 12.23%, well above regulatory minimums. The increase of 169 basis points from the prior quarter primarily reflects a $31.0 million capital infusion to the Bank following the issuance of the subordinated debt to support future expectations for continued strong asset growth, partially offset by strong earning asset growth during the third quarter. The Company remains well positioned to support continued growth and earnings momentum.

The Company’s outlook remains constructive. The third quarter of 2026 reflected continued progress, including strong loan and deposit growth, increased net interest income, improved operating efficiency, and continued earnings momentum. The Company also strengthened its capital position through the issuance of $35.0 million of subordinated debt, providing additional capacity to support future growth. OptimumBank continues to benefit from growing recognition within the banking and investment communities, including Buy ratings from all three independent equity research firms currently covering the Company. This increased visibility has been accompanied by significantly greater trading activity and liquidity in the Company’s common stock. Average daily trading volume increased approximately 235%, from 35,600 shares during the second quarter to 119,300 shares during the third quarter, while the Company’s share price increased approximately 49%, from $5.84 on June 30 to $8.72 on September 30. The Company remains focused on technology, talent, and targeted growth initiatives to support continued growth and long-term shareholder value.

The following table presents the Company’s quarterly trends of the consolidated financial highlights (unaudited) for the periods presented (see below for a summary of non-GAAP reconciliation):

		Quarterly Trends				3Q26 change vs
	3Q26	2Q26	1Q26	4Q25	3Q25	2Q26	3Q25
Selected Balance Sheet Data
Total assets	$1,576,100	$1,400,937	$1,268,735	$1,111,678	$1,083,043	$175,163	$493,057
Total gross loans	1,367,318	1,217,084	1,090,894	958,793	813,722	150,234	553,596
Total deposits	1,342,826	1,214,045	1,092,883	931,750	959,487	128,781	383,339
Earnings Highlights
Net Income	$7,172	$6,655	$4,663	$4,853	$4,323	$517	$2,849
Diluted earnings per share (EPS)	$0.30	$0.28	$0.20	$0.21	$0.18	$0.02	$0.12
Net interest income	$16,781	$14,697	$13,190	$11,871	$11,048	$2,084	$5,733
Performance Ratios
Net interest margin	4.63%	4.57%	4.49%	4.39%	4.37%	0.06%	0.26%
Net interest spread	3.43%	3.45%	3.36%	3.11%	2.98%	-0.02%	0.45%
Cost of interest-bearing liabilities	3.49%	3.30%	3.26%	3.34%	3.48%	0.19%	0.02%
Efficiency ratio	45.86%	48.78%	53.47%	49.59%	50.68%	(2.92)%	(4.82)%
Loan-to-deposit ratio	100.74%	99.20%	98.69%	101.67%	83.67%	1.54%	17.07%
Return on (annualized)
Average assets (ROAA)	1.95%	2.04%	1.56%	1.77%	1.68%	(0.09)%	0.27%
Average equity (ROAE)	19.99%	20.34%	15.12%	16.23%	15.17%	(0.35)%	4.82%
Average tangible assets (ROTA)	1.95%	2.04%	1.56%	1.77%	1.68%	(0.09)%	0.27%
Pre-tax pre-provision net revenue (PPNR)	$10,621	$8,801	$6,968	$6,855	$6,426	$1,820	$4,195
Other Operating Measures
Common Shares outstanding - Voting	13,526,976	12,340,785	12,166,858	11,533,943	11,883,943	1,186,191	1,643,033
Common Shares outstanding - Nonvoting	11,458,351	11,458,351	-	-	-	-	11,458,351
Fully diluted shares outstanding	24,985,327	23,799,136	23,625,209	23,523,473	23,523,473	1,186,191	1,461,854
Fully diluted tangible book value per share	$5.98	$5.65	$5.37	$5.18	$4.97	$0.33	$1.01
Tangible common equity to tangible assets	9.48%	9.59%	10.00%	10.97%	10.79%	(0.11)%	(1.31)%
Tier 1 Leverage Ratio	12.23%	10.54%	10.74%	11.39%	11.71%	1.69%	0.53%

Financial Results

Statement of Income

Net income was $7.2 million for the third quarter of 2026, compared to net income of $6.7 million for the second quarter of 2026, and $4.3 million for the third quarter of 2025. The increase from the second quarter of 2026 was primarily due to an increase in interest income to $25.1 million, compared to $21.7 million in the second quarter, primarily driven by an increase in interest income on loans, partially offset by an increase of $1.3 million in deposit and borrowings interest expense and interest expense associated with the new subordinated debt issuance. Additionally, there was a $0.4 million increase in noninterest income, partially offset by a $0.6 million increase in noninterest expense.

Total interest income was $25.1 million for the third quarter of 2026, compared to $21.7 million in the second quarter of 2026 and $16.3 million in the third quarter of 2025. The sequential growth was driven by a $3.1 million increase in interest income from loans. Compared to the third quarter of 2025, the increase was primarily due to a $457.0 million increase in average loan balances and improvements in loan yields.

The following table depicts the components of interest income (unaudited) for the quarterly periods presented:

	Quarterly Trends					3Q26 change vs
	3Q26	2Q26	1Q26	4Q25	3Q25	2Q26	3Q25
Interest income
Loans	$23,451	$20,386	$18,114	$15,437	$14,082	$3,065	$9,369
Debt securities	201	204	191	164	153	(3)	48
Other	1,460	1,134	1,148	1,837	2,086	326	(626)
Total interest income	$25,112	$21,724	$19,453	$17,438	$16,321	$3,388	$8,791

Interest expense totaled $8.3 million for the third quarter of 2026, compared to $7.0 million for the second quarter of 2026 and $5.3 million for the third quarter of 2025. Compared to the second quarter of 2026, the increase in interest expense was primarily attributable to a $91.9 million increase in average interest-bearing liability balances, and a 19 basis point increase in the cost of interest-bearing liabilities from 3.30% to 3.49%. Compared to the third quarter of 2025, there was a $338.9 million increase in average interest-bearing liability balances, with a one basis point increase in the cost of interest-bearing liabilities, from 3.48% to 3.49%.

Net interest income was $16.8 million in the third quarter of 2026, up from $14.7 million in the second quarter of 2026 and $11.0 million in the third quarter of 2025. The quarter-over-quarter increase was primarily driven by growth in the average interest-earning assets of $147.8 million, partially offset by the increase in average interest-bearing liability balances and the higher cost of interest-bearing liabilities. On a year-over-year basis, the growth in net interest income was primarily attributable to a $457.0 million increase in average loan balances.

Net interest margin expanded to 4.63% for the third quarter of 2026, compared to 4.57% for the second quarter of 2026 and 4.37% for the third quarter of 2025. Compared to the second quarter of 2026, net interest margin increased by six basis points, primarily driven by a 17 basis point increase in the yield on interest-bearing assets partially offset by an increase in yields for the cost to fund interest earning assets. Compared to the third quarter of 2025, net interest margin increased by 26 basis points, primarily attributable to a 47 basis point increase in interest earning asset yields, partially offset by an increase in funding costs.

The cost of interest-bearing liabilities was 3.49% in the third quarter of 2026, compared to 3.30% in the second quarter of 2026 and 3.48% in the third quarter of 2025. The increase from the second quarter of 2026 was primarily due to additional notes payable issued by the OptimumFinance, LLC subsidiary during the quarter with an average balance increasing from $10.8 million during the second quarter to $22.9 million for the third quarter. The notes bear interest at 10.00%. The cost of interest bearing liabilities also reflects the subordinated debt issuance on August 19, 2026, with an average balance of $16.1 million during the quarter and average yield of 7.82% (inclusive of the amortization of issuance costs), and modestly higher yields on savings, NOW, and money market deposits. Excluding the OptimumFinance, LLC notes payable and impact from the issuance of subordinated debt during the quarter, the cost of interest-bearing liabilities was 3.25%, or four basis points higher than the second quarter of 2026. Compared to the same quarter last year, the cost of interest-bearing liabilities increased by one basis point. This increase was due to the addition of the notes payable and the subordinated debt and an increase in FHLB borrowings, partially offset by decreases in yields across the deposit portfolio with disciplined pricing following rate reductions that occurred in the prior year.

Credit loss expense was $1.1 million during the third quarter of 2026, compared to a $37,000 reversal in the second quarter of 2026, and $0.8 million of expense for the third quarter of 2025. Credit loss expense in the third quarter of 2026 was primarily attributable to loan growth. The prior quarter’s reversal was primarily attributable to improvements in the credit quality of the loan portfolio and the evaluation of factors used to determine the credit loss. Gross charge-offs remained modest at $40,000 while recoveries totaled $29,000, resulting in net charge-offs of $11,000 during the third quarter of 2026. The Company’s allowance for credit losses stood at $12.1 million, or 0.89% of total loans, as of September 30, 2026 compared to 0.91% at June 30, 2026 and 1.23% at September 30, 2025.

Noninterest income totaled $2.8 million for the third quarter of 2026, up from $2.5 million in the prior quarter and $2.0 million in the third quarter of 2025. During the quarter, the Company collected $0.9 million in late fees from the payoff of a previously reported nonaccrual loan, partially offset by lower gains on the sale of government guaranteed SBA loans compared to the prior quarter. Compared to the same quarter last year, the $0.8 million increase in noninterest income was primarily related to the additional late fees during the quarter and increases in wire transfers, ACH fees on deposit payment transactions, partially offset by lower gains on the sale of government guaranteed SBA loans and lower loan prepayment fees.

Noninterest expenses totaled $9.0 million for the third quarter of 2026, compared to $8.4 million in the second quarter of 2026 and $6.6 million in the third quarter of 2025. Compared to the second quarter of 2026, the increase of $0.6 million primarily relates to a $0.3 million increase in employee compensation expenses, $0.2 million in higher data processing costs, and $0.1 million in higher regulatory assessment expense. Compared to the third quarter of 2025, the increase of $2.4 million includes increases of $1.6 million, $0.4 million, $0.2 million, and $0.2 million in employee compensation expenses, data processing, regulatory assessment expenses, and other expenses, respectively.

The following table depicts the components of noninterest expenses (unaudited) for the quarterly periods presented:

	Quarterly Trends					3Q26 change vs
(Dollars in thousands)	3Q26	2Q26	1Q26	4Q25	3Q25	2Q26	3Q25
Noninterest expenses
Salaries and employee benefits	$5,592	$5,279	$4,988	$3,672	$4,004	$313	$1,588
Professional fees	295	363	295	333	276	(68)	19
Occupancy and equipment	355	354	338	328	327	1	28
Data processing	1,160	986	914	794	788	174	372
Regulatory assessment	318	196	179	161	126	122	192
Losses on sale and write-downs of other real estate owned	-	-	5	54	-	-	-
Other	1,276	1,204	1,287	1,401	1,083	72	193
Total noninterest expenses	$8,996	$8,382	$8,006	$6,743	$6,604	$614	$2,392

Income tax expense was $2.4 million for the third quarter of 2026 compared to $2.2 million in the second quarter of 2026 and $1.3 million in the third quarter of 2025. The effective tax rate for the quarter was 24.9%, compared to 24.7% in the prior quarter and 23.7% from the prior year comparative quarter.

Balance Sheet

Total assets were $1.58 billion as of September 30, 2026, increasing from $1.40 billion at June 30, 2026, and up from $1.08 billion at September 30, 2025. The quarter-over-quarter growth of $175.2 million was primarily attributable to a $148.4 million increase in net loans and a $27.9 million increase in cash and cash equivalents.

Cash and cash equivalents at September 30, 2026, were $174.1 million, which increased from $146.2 million at June 30, 2026, and decreased from $235.1 million at September 30, 2025.

Investment securities (debt securities available for sale and held-to-maturity) at September 30, 2026, were $25.7 million, compared to $26.9 million at June 30, 2026, and $23.2 million at September 30, 2025. There were no investment security purchases during the third quarter of 2026. No sales of investment securities were reported during these periods.

Total gross loans at September 30, 2026, were $1.37 billion, an increase from $1.22 billion at June 30, 2026, and up from $813.7 million at September 30, 2025. Gross loans increased during the quarter reflecting growth across all portfolio segments, with notably stronger growth in commercial real estate and residential loans. Compared to September 30, 2025, the gross loan portfolio increased by $553.6 million, reflecting growth primarily in commercial real estate.

The allowance for credit losses (“ACL”) was $12.1 million at September 30, 2026, representing 0.89% of total loans, compared to 0.91% at June 30, 2026. The ACL balance saw an increase from $11.0 million and $10 million at June 30, 2026 and September 30, 2025, respectively. The quarter-over-quarter increase of $1.1 million was primarily driven by loan growth during the quarter partially offset by a decline of $0.7 million for the specific reserves due primarily to the resolution and payoff of a previously reported nonaccrual loan. The ACL ratio reflects continued credit discipline and a well-diversified loan portfolio.

The following table presents the components of the ACL (unaudited) as of the dates indicated:

						September 30, 2026 change vs
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	September 30,
	2026	2026	2026	2025	2025	2026	2025
Beginning balance	$11,020	$11,061	$10,273	$10,018	$9,338	$(41)	$1,682
Credit loss expense (reversal) - funded	1,111	(30)	791	389	639	1,141	472
Charge-offs	(40)	(50)	(44)	(201)	(129)	30	109
Recoveries	29	39	41	67	170	(30)	(161)
Ending balance	$12,120	$11,020	$11,061	$10,273	$10,018	$1,100	$2,102

Nonperforming assets (“NPA”) reflected strong asset quality at September 30, 2026. Nonaccrual loans decreased to $1.8 million from $2.2 million at June 30, 2026, and $3.0 million at September 30, 2025. The $0.3 million decrease from June 30, 2026 was due to a payoff of a previously reported $1.0 million nonaccrual loan partially offset by the addition of $0.7 million of other nonaccrual loans during the quarter. The $1.2 million decrease from September 30, 2025, primarily reflects payoffs of previously recorded commercial nonaccrual loans. The Company did not report any other real estate owned (“OREO”) properties at September 30, 2026 or June 30, 2026. Compared to September 30, 2025, OREO declined $0.6 million with the resolution of a previously reported asset during the first quarter of 2026. At September 30, 2026, there were no loans accruing interest that were 90 days or more past due. Additionally, the Company did not report any modified loans to borrowers experiencing financial difficulty during the third quarter of 2026.

Total deposits at September 30, 2026, were $1.34 billion, an increase from $1.21 billion at June 30, 2026, and an increase from $959.5 million at September 30, 2025. The increase from June 30, 2026, was attributable to increases in all deposit categories, including a $62.3 million, or 19.5% sequential increase in noninterest-bearing demand deposits and a $34.2 million, or 8.9% sequential increase in savings, NOW, and money market deposits. The increase from September 30, 2025, was also attributable to increases in all deposit categories, most notably a 61.6% increase in time deposits and a 21.6% increase in noninterest-bearing demand deposits. The Company continues to maintain a diverse and stable funding base.

Accumulated other comprehensive loss (“AOCL”) was $5.5 million at September 30, 2026, compared to $4.8 million at June 30, 2026, and $4.8 million at September 30, 2025. AOCL increased by $0.6 million quarter-over-quarter and $0.7 million year-over-year, primarily due to the increase in mid-to-long-term interest rates impacting the fair value of available-for-sale securities. All AOCL amounts represent unrealized gains and losses, net of applicable income taxes, and have no impact on reported earnings or regulatory capital.

Shareholders’ equity was $149.4 million as of September 30, 2026, compared to $134.4 million as of June 30, 2026, and $116.9 million as of September 30, 2025. The increase during the third quarter was principally attributable to net income of $7.2 million, $5.1 million in additional equity through private stock sales issued by the Company, $3.4 million in additional equity through the Company’s ATM program, partially offset by the $0.6 million increase in AOCL.

Earnings Per Share (“EPS”) for the quarter-ended September 30, 2026, was $0.30 per basic and diluted share, compared to $0.40 per basic share and $0.28 per diluted share for the quarter-ended June 30, 2026, and $0.37 per basic share and $0.18 per diluted share for the quarter-ended September 30, 2025. The increase in diluted earnings per share compared to the prior periods was primarily driven by growth in net income, which increased from $4.3 million for the quarter-ended September 30, 2025, to $7.2 million for the quarter-ended September 30, 2026.

Diluted earnings per share for prior periods have been retrospectively adjusted to reflect the amended conversion rights of the Series B Convertible Preferred Stock, which became effective during the third quarter of 2025, to ensure comparability.

Additionally, during the second quarter of 2026, the Company amended its Articles of Incorporation to authorize a new class of Nonvoting Common Stock and exchanged all outstanding Series B and Series C Convertible Preferred Stock for an aggregate of 11,458,351 shares of Nonvoting Common Stock. The creation of the Nonvoting Common Stock allowed the Company to simplify its capital structure by eliminating the outstanding convertible preferred stock while preserving the existing voting structure of the Company. Because the Series B and Series C Convertible Preferred Stock had already been reflected in the Company’s diluted weighted-average share count under the if-converted method, the exchange did not materially affect diluted earnings per share or further dilute existing shareholders’ ownership interests. The primary impact was on the weighted-average common shares used in the calculation of basic earnings per share, as the exchange occurred during the second quarter and basic EPS for the prior quarter reflects the timing of the conversion.

Accordingly, this release presents both basic and diluted earnings per share to facilitate comparability with prior periods and to reflect the transition in the Company’s capital structure. Absent future dilutive securities or other changes in the Company’s capital structure, the Company expects basic and diluted earnings per share to be equivalent, as reflected in the current quarter’s results.

Although GAAP accounting generally presents book value based on common shares outstanding, the Company believes a more comprehensive measure of shareholder value is on a fully diluted basis.

Tangible book value per diluted share was $5.98 at September 30, 2026, up $0.33 per share, or 23.2% annualized from $5.65 at June 30, 2026 on a fully diluted basis, and up $1.01, or 20.3% from $4.97 at September 30, 2025. This is based on total common shares outstanding of 24,985,327 at September 30, 2026 (up from 23,799,136 shares on a fully diluted basis at June 30, 2026, and up from 23,523,473 shares on a fully diluted basis at September 30, 2025). Common shares totaling 452,725 were issued in the quarter-ended September 30, 2026, through the Company’s ATM offering and an additional 733,466 were issued via private stock sales during the quarter. The increase in tangible book value per diluted share reflects strong quarterly earnings performance and overall capital strength.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of, and subject to the protection of, the federal securities laws. Forward looking statements include, among others, statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements made in this press release. You can identify forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions. Forward-looking statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Accordingly, we caution you not to place undue reliance on such statements. We undertake no obligation to update or revise any of our forward-looking statements for events or circumstances that arise after the statement is made, except as otherwise may be required by law. Factors that could cause actual results to differ materially include, among others: changes in interest rates and economic conditions, particularly in Florida; the concentration of our loan portfolio in commercial real estate; credit quality and the adequacy of our allowance for credit losses; our ability to manage growth; deposit concentrations and liquidity; our ability to service our subordinated notes and the borrowings of our non-bank subsidiaries; competition; changes in laws and regulations; and the other factors described in our filings with the Securities and Exchange Commission.

Investor Relations & Corporate Relations

Contact: Seth Denison

Telephone: (305) 401-4140

Email: SDenison@OptimumBank.com

OptimumBank Holdings, Inc.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

						September 30, 2026 change vs
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	September 30,
	2026	2026	2026	2025	2025	2026	2025
Assets
Cash and due from banks	$14,056	$14,637	$15,074	$9,349	$9,271	$(581)	$4,785
Interest-bearing deposits with banks	160,040	131,601	124,942	105,210	225,815	28,439	(65,775)
Total cash and cash equivalents	174,096	146,238	140,016	114,559	235,086	27,858	(60,990)
Debt securities available for sale	25,473	26,646	27,044	25,184	22,926	(1,173)	2,547
Debt securities held-to-maturity	203	208	212	214	246	(5)	(43)
Loans, net of allowance for credit losses	1,352,805	1,204,381	1,078,533	947,294	802,812	148,424	549,993
Federal Home Loan Bank stock	1,253	1,966	2,678	3,028	658	(713)	595
Premises and equipment, net	3,045	3,132	2,797	2,490	2,308	(87)	737
Other real estate owned	-	-	-	551	605	-	(605)
Right-of-use lease assets	2,298	2,405	2,511	2,617	2,725	(107)	(427)
Accrued interest receivable	5,111	4,862	3,994	3,621	3,171	249	1,940
Deferred tax asset	3,379	3,143	3,116	3,108	3,238	236	141
Other assets	8,437	7,956	7,834	9,012	9,268	481	(831)
Total assets	$1,576,100	$1,400,937	$1,268,735	$1,111,678	$1,083,043	$175,163	$493,057
Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing demand deposits	$381,667	$319,375	$304,887	$266,520	$313,973	$62,292	$67,694
Savings, NOW and money-market deposits	417,512	383,297	345,494	306,921	309,087	34,215	108,425
Time deposits	543,647	511,373	442,502	358,309	336,427	32,274	207,220
Total deposits	1,342,826	1,214,045	1,092,883	931,750	959,487	128,781	383,339
Federal Home Loan Bank advances	10,000	25,000	40,000	50,000	-	(15,000)	10,000
Operating lease liabilities	2,447	2,547	2,647	2,745	2,846	(100)	(399)
Subordinated Debt	34,374	-	-	-	-	34,374	34,374
Other Borrowings	26,554	14,000	-	-	-	12,554	26,554
Other liabilities	10,510	10,965	6,357	5,286	3,822	(455)	6,688
Total liabilities	1,426,711	1,266,557	1,141,887	989,781	966,155	160,154	460,556
Stockholders’ equity
Preferred stock	-	-
Series B Convertible Preferred	-	-	-	-	-	-	-
Series C Convertible Preferred	-	-	-	-	-	-	-
Preferred stock, value	-	-	-	-	-	-	-
Common stock	135	124	122	115	119	11	16
Nonvoting Common stock	115	115	-	-	-	-	115
Additional paid-in capital	122,304	113,832	112,993	112,578	112,574	8,472	9,730
Retained earnings (accumulated deficit)	32,291	25,119	18,464	13,801	8,948	7,172	23,343
Accumulated other comprehensive loss	(5,456)	(4,810)	(4,731)	(4,597)	(4,753)	(646)	(703)
Total stockholders’ equity	149,389	134,380	126,848	121,897	116,888	15,009	32,501
Total liabilities and stockholders’ equity	$1,576,100	$1,400,937	$1,268,735	$1,111,678	$1,083,043	$175,163	$493,057

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings - Quarterly (Unaudited)

(Dollars in thousands, except per share amounts)

	Quarterly Trends					3Q26 change vs
	3Q26	2Q26	1Q26	4Q25	3Q25	2Q26	3Q25
Interest income
Loans	$23,451	$20,386	$18,114	$15,437	$14,082	$3,065	$9,369
Debt securities	201	204	191	164	153	(3)	48
Other	1,460	1,134	1,148	1,837	2,086	326	(626)
Total interest income	25,112	21,724	19,453	17,438	16,321	3,388	8,791

Interest expense
Deposits	7,334	6,633	6,176	5,561	5,273	701	2,061
Borrowings	680	394	87	6	-	286	680
Interest on subordinated debt	317	-	-	-	-	317	317
Total interest expense	8,331	7,027	6,263	5,567	5,273	1,304	3,058

Net interest income	16,781	14,697	13,190	11,871	11,048	2,084	5,733

Credit loss expense (reversal)	1,066	(37)	770	398	763	1,103	303
Net interest income after credit loss expense (reversal)	15,715	14,734	12,420	11,473	10,285	981	5,430

Noninterest income
Service charges and fees	1,607	1,551	1,313	1,268	1,252	56	355
Other	1,229	935	471	459	730	294	499
Total noninterest income	2,836	2,486	1,784	1,727	1,982	350	854

Noninterest expenses
Salaries and employee benefits	5,592	5,279	4,988	3,672	4,004	313	1,588
Professional fees	295	363	295	333	276	(68)	19
Occupancy and equipment	355	354	338	328	327	1	28
Data processing	1,160	986	914	794	788	174	372
Regulatory assessment	318	196	179	161	126	122	192
Losses on sale and write-downs of other real estate owned	-	-	5	54	-	-	-
Other	1,276	1,204	1,287	1,401	1,083	72	193
Total noninterest expenses	8,996	8,382	8,006	6,743	6,604	614	2,392

Income before income taxes	9,555	8,838	6,198	6,457	5,663	717	3,892

Income taxes	2,383	2,183	1,535	1,604	1,340	200	1,043
Net Income	$7,172	$6,655	$4,663	$4,853	$4,323	$517	$2,849

Earnings per share - Basic	$0.30	$0.40	$0.39	$0.42	$0.37	$(0.11)	$(0.07)
Earnings per share - Diluted	$0.30	$0.28	$0.20	$0.21	$0.18	$0.02	$0.12

OptimumBank Holdings, Inc.

Consolidated Statements of Earnings – Nine Months Ended (Unaudited)

(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,
	2026	2025	Change
Interest income
Loans	$61,953	$41,709	$20,244
Debt securities	597	471	126
Other	3,742	4,736	(994)
Total interest income	66,292	46,916	19,376

Interest expense
Deposits	20,143	15,873	4,270
Borrowings	1,161	327	834
Interest on subordinated debt	317	-	317
Total interest expense	21,621	16,200	5,421

Net interest income	44,671	30,716	13,955

Credit loss expense	1,799	1,638	161
Net interest income after credit loss expense	42,872	29,078	13,794

Noninterest income
Service charges and fees	4,470	3,389	1,081
Other	2,636	1,658	978
Total noninterest income	7,106	5,047	2,059

Noninterest expenses
Salaries and employee benefits	15,860	11,123	4,737
Professional fees	953	798	155
Occupancy and equipment	1,048	903	145
Data processing	3,060	1,946	1,114
Regulatory assessment	693	526	167
Other	3,773	3,115	658
Total noninterest expenses	25,387	18,411	6,976

Income before income taxes	24,591	15,714	8,877

Income taxes	6,101	3,919	2,182
Net Income	$18,490	$11,795	$6,695

Earnings per share - Basic	$1.05	$1.00	$0.05
Earnings per share - Diluted	$0.78	$0.50	$0.28

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (QTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	Three Months Ended September 30,
	3Q26			2Q26			3Q25
		Interest	Average		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(5)	Balance	Dividends	Rate(5)
Interest-earning assets
Loans	$1,257,377	$23,451	7.40%	$1,141,791	$20,386	7.16%	$800,336	$14,082	7.04%
Securities	26,397	201	3.02%	27,042	204	3.03%	22,695	153	2.70%
Other (2)	154,139	1,460	3.76%	121,282	1,134	3.75%	188,109	2,086	4.44%

Total interest-earning assets/interest income	1,437,913	25,112	6.93%	1,290,115	21,724	6.75%	1,011,140	16,321	6.46%

Cash and due from banks	15,072			14,702			9,557
Premises and equipment	3,114			2,825			2,414
Other	4,776			4,025			5,209

Total assets	$1,460,875			$1,311,667			$1,028,320

Interest-bearing liabilities
Savings, NOW and money-market deposits	$403,727	$2,470	2.43%	$367,750	$2,168	2.36%	$286,156	$1,800	2.52%
Time deposits	493,478	4,864	3.91%	462,792	4,465	3.87%	320,800	3,473	4.33%
Subordinated debt	16,080	317	7.82%	-	-	-	-	-	-
Borrowings (3)	9,674	97	3.98%	12,685	118	3.73%	-	-	-
Notes Payable	22,904	583	10.10%	10,770	276	10.28%	-	-	-

Total interest-bearing liabilities/interest expense	945,863	8,331	3.49%	853,997	7,027	3.30%	606,956	5,273	3.48%

Noninterest-bearing demand deposits	359,783			314,858			298,670
Other liabilities	12,867			11,584			8,687
Stockholders’ equity	142,362			131,228			114,007

Total liabilities and stockholders’ equity	$1,460,875			$1,311,667			$1,028,320

Net interest income		$16,781			$14,697			$11,048

Interest-rate spread (4)			3.43%			3.45%			2.98%

Net interest margin (5)			4.63%			4.57%			4.37%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.52			1.51			1.67

(1)	Annualized.
(2)	Includes interest-earning deposits with banks, Federal Funds Sold and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank, and other borrowings.
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Consolidated Average Balances, Interest Income and Expenses, Yields and Rates (YTD) (Unaudited)

(Dollars in thousands, except average yields/rates)

	Nine Months Ended September 30,
	2026			2025
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Rate(1)	Balance	Dividends	Rate(1)
Interest-earning assets
Loans	$1,146,917	61,953	7.22%	$800,117	$41,709	6.95%
Securities	26,655	597	2.99%	22,785	471	2.76%
Other (2)	133,089	3,742	3.76%	143,171	4,736	4.41%

Total interest-earning assets/interest income	1,306,661	66,292	6.78%	966,073	46,916	6.48%

Cash and due from banks	13,436			12,078
Premises and equipment	2,874			2,297
Other	4,473			4,383

Total assets	$1,327,444			$984,831

Interest-bearing liabilities
Savings, NOW and money-market deposits	$368,765	6,533	2.37%	$281,207	$5,293	2.51%
Time deposits	464,158	13,610	3.92%	321,011	10,580	4.39%
Subordinated debt	5,360	317	7.91%	-	-	-
Borrowings (3)	10,481	305	3.89%	11,482	327	3.80%
Notes Payable	11,263	856	10.16%	-	-	-

Total interest-bearing liabilities/interest expense	860,027	21,621	3.36%	613,700	16,200	3.52%

Noninterest-bearing demand deposits	323,757			253,000
Other liabilities	10,766			8,284
Stockholders’ equity	132,894			109,847

Total liabilities and stockholders’ equity	$1,327,444			$984,831

Net interest income		44,671			$30,716

Interest-rate spread (4)			3.42%			2.96%

Net interest margin (5)			4.57%			4.24%

Ratio of average interest-earning assets to average interest-bearing liabilities	1.52			1.57

(1)	Annualized.
(2)	Includes interest-earning deposits with banks, Federal Funds Sold and Federal Home Loan Bank stock dividends.
(3)	Includes Federal Home Loan Bank, and other borrowings.
(4)	Interest rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.

OptimumBank Holdings, Inc.

Segments of Loans Analysis (Unaudited)

(Dollars in thousands)

						September 30, 2026 change vs
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	September 30,
	2026	2026	2026	2025	2025	2026	2025
Residential real estate	$107,058	$78,268	$73,130	$74,018	$66,723	$28,790	$40,335
Multi-family real estate	56,817	52,551	63,655	65,693	67,435	4,266	(10,618)
Commercial real estate	996,528	905,174	790,238	666,508	524,865	91,354	471,663
Land and construction	57,786	46,290	41,000	36,212	43,364	11,496	14,422
Commercial	59,184	51,389	46,127	48,196	45,604	7,795	13,580
Consumer	89,945	83,412	76,744	68,166	65,731	6,533	24,214
Total loans	1,367,318	1,217,084	1,090,894	958,793	813,722	150,234	553,596
Deduct:
Net deferred loan fees and costs	(2,393)	(1,683)	(1,300)	(1,227)	(892)	(710)	(1,501)
Allowance for credit losses	(12,120)	(11,020)	(11,061)	(10,273)	(10,018)	(1,100)	(2,102)
Loans, net	$1,352,805	$1,204,381	$1,078,533	$947,293	$802,812	$148,424	$549,993

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Non-GAAP Reconciliations

Pre-tax, Pre-provision earnings

(Dollars in thousands)	3Q26	2Q26	1Q26	4Q25	3Q25
Net Income (GAAP)	$7,172	$6,655	$4,663	$4,853	$4,323
Plus: Income Tax Expense	2,383	2,183	1,535	1,604	1,340
Plus: Credit Loss Expense (Reversal)	1,066	(37)	770	398	763
Pre-tax, Pre-provision earnings (Non-GAAP)	$10,621	$8,801	$6,968	$6,855	$6,426

Tangible Book Value Per Common Share and Per Fully Diluted Share (Unaudited)

(Dollars in thousands, except per share amounts)	3Q26	2Q26	1Q26	4Q25	3Q25
Total Stockholders’ (GAAP) and Tangible Common Equity	$149,389	$134,380	$126,848	$121,897	$116,888
Common Shares Outstanding - Voting	13,527	12,341	12,167	11,534	11,884
Common Shares Outstanding - Nonvoting	11,458	11,458	-	-	-
Total Common Shares	24,985	23,799	12,167	11,534	11,884
Effect of conversion of series B preferred shares if converted	-	-	10,582	11,114	11,114
Effect of conversion of series C preferred shares if converted	-	-	876	876	526
Total Diluted Shares	24,985	23,799	23,625	23,524	23,524

Tangible Book Value per Common Share	$5.98	$5.65	$10.43	$10.57	$9.84
Tangible Book Value per Share - Diluted	$5.98	$5.65	$5.37	$5.18	$4.97

Efficiency Ratio:

(Dollars in thousands)	3Q26	2Q26	1Q26	4Q25	3Q25
Noninterest Expense (GAAP)	$8,996	$8,382	$8,006	$6,743	$6,604

Net Interest Income (GAAP)	16,781	14,697	13,190	11,871	11,048
Noninterest Income (GAAP)	2,836	2,486	1,784	1,727	1,982
Total Revenue (Non-GAAP)	$19,617	$17,183	$14,974	$13,598	$13,030

Efficiency Ratio(1)	45.86%	48.78%	53.47%	49.59%	50.68%

(1) Efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and total non-interest income.